Exhibit 99.1

PRESS RELEASE

1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701	(432) 684-3727	Manager of Investor Relations
http://www.plll.com		cindyt@plll.com

PARALLEL PETROLEUM ACQUIRES

ADDITIONAL INTERESTS IN BARNETT SHALE GAS PROJECT

MIDLAND, Texas, (BUSINESS WIRE), March 30, 2006 – Parallel Petroleum Corporation (NASDAQ: PLLL) today announced that its subsidiary, Parallel, L. P., has entered into an Agreement (Producing Wells) and a separate Farmout Agreement with each of five unaffiliated third parties for the acquisition of additional interests in Parallel’s Barnett Shale gas project. Under one of the agreements, the Agreement (Producing Wells), Parallel purchased an approximate 8.4% working and 6.0% net revenue interest in sixteen wells that have already been drilled, together with the related infrastructure, pipeline and equipment. The Company’s base working interest in the sixteen wells has increased from approximately 28.0% to approximately 36.4% as a result of this acquisition. The additional interests were acquired from the five unaffiliated parties for a total cash purchase price of approximately $5.5 million. Parallel financed the cash purchase price through its existing senior revolving credit facility led by Citibank Texas, N.A. and BNP Paribas. The effective date of the acquisition is March 1, 2006.

The additional interests acquired in the sixteen wells represent an estimated 3.7 Bcf of gas, or 617,000 equivalent barrels (BOE), of proved oil and gas reserves, net to Parallel, of which 56% is proved developed reserves. The production acquired represents approximately 1,440 net Mcf of gas per day, or 240 net BOE per day, as of March 14, 2006 and is unhedged.

In addition to the acquisition of the additional interests in the sixteen wells, Parallel also entered into a Farmout Agreement with each of the five unaffiliated parties. Under the farmout agreements, Parallel has an option, but not the obligation, to pay for certain costs on behalf of such parties, as wells are drilled, in exchange for their conveyance to Parallel of one-half of their respective interests in the undeveloped leasehold. If Parallel pays future costs on behalf of the five parties in the aggregate amount of $20.2 million, the Company will have fully satisfied the farmout agreements and will have earned all rights to the undeveloped leasehold interests under the terms of the farmout agreements. If at anytime Parallel elects not to pursue additional development of the leasehold, Parallel will reassign any unearned interest back to the five parties and will incur no future capital obligations.

As Parallel announced in its March 14, 2006 operations update press release, the Company’s Barnett Shale gas project has 7 wells on production. At March 14, 2006, two wells operated by Four Sevens and five wells operated by Dale Resources, LLC were producing at a combined rate of approximately 24,000 gross Mcf of gas per day, or 3,994 gross BOE per day, which is 1,156 BOE per day net to Parallel, including the 240 net BOE per day associated with the additional interests acquired in the sixteen wells. The average daily rate from each of these seven producing wells ranged from a low of 1,000 gross Mcf to a high of 9,350 gross Mcf of gas per day.

The Company’s Barnett Shale gas project currently has 9 other wells in various stages of pre-production operations. One of the nine wells is operated by Four Sevens and is currently awaiting completion. The other eight wells are operated by Dale Resources, LLC, of which 5 wells are currently awaiting completion and pipeline connection, 1 well is currently being completed, and 2 wells are currently drilling. Parallel estimates that it currently takes less than 30 days to drill and case a Barnett Shale well and have it ready to be frac’d into sales. The Company budgeted approximately $21.1 million for the project in 2006 for the drilling and completion of 18 new wells, pipeline construction and leasehold acquisition, which does not include the increased 2006 capital expenditures that result from the additional interests acquired in this project.

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Parallel Petroleum Acquires Additional Interests in Barnett Shale Gas Project

March 30, 2006

Management Comments

Larry C. Oldham, Parallel’s President and CEO, commented, “Based on recent results from the initial development of our Barnett Shale gas project, we expect this acquisition to be immediately accretive to earnings and net cash provided by operating activities. We are pleased with this acquisition of additional interests in our Barnett Shale gas project. This resource gas project is in the early stages of development, and we believe it will be a substantial addition to our future production and gas reserves.”

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plan,” “believe,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, weaknesses in the Company’s internal controls, the inherent variability in early production tests, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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